Exhibit 99.1

SG DevCo Announces Reverse Stock Split

MIAMI, Oct. 4, 2024 /PRNewswire/ -- Safe and Green Development Corporation “SG DevCo” (NASDAQ: SGD), a leading real estate and technology development company, today announced that it will effect a 1-for-20 reverse stock split (“reverse split”) of its common stock, par value $0.001 per share (“Common Stock”), that will become effective at 12:01 a.m. Eastern Time on October 8, 2024. The Company’s Common Stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SGD” and will begin trading on a split-adjusted basis when the Nasdaq opens on October 8, 2024 (“Effective Time”). The new CUSIP number for the Common Stock following the reverse split will be 78637J204.

At the Company’s annual meeting of stockholders held on July 2, 2024, the Company’s stockholders granted the Company’s Board of Directors the discretion to effect a reverse split of the Company’s Common Stock at a ratio of not less than 1-for-2 and not more than 1-for-20, with such ratio to be determined by the Company’s Board of Directors. Subsequently, the final split ratio of 1-for-20 was approved by the Company’s Board of Directors, with such reverse split to be effective as of October 8, 2024.

As a result of the reverse split, every 20 shares of the Company’s Common Stock issued and outstanding will be automatically combined into one share of Common Stock, with no change in the $0.001 par value per share. The 1-for-20 reverse split will proportionally reduce the number of outstanding shares of Company Common Stock from approximately 19 million shares to approximately 0.95 million shares (subject to rounding of fractional shares, which will be paid in cash). The reverse split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of the Company’s shares which will remain unchanged other than as a result of fractional shares. Proportional adjustments will be made to the number of shares of SG DevCo’s Common Stock issuable upon exercise or conversion of the Company’s outstanding equity awards, debentures and warrants, as well as the applicable conversion price and exercise price. There will be no change to the total number of authorized shares of Company Common Stock as set forth in the Amended and Restated Certificate of Incorporation of the Company.

The Company’s transfer agent, Equiniti Trust Company, LLC, which is also acting as the exchange agent for the reverse split, will send instructions to stockholders of record regarding the exchange of their shares.  Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

The reverse split is intended to bring the Company into compliance with the minimum bid price requirement for maintaining the listing of its Common Stock on the Nasdaq Capital Market, and to make the bid price more attractive to a broader group of institutional and retail investors. The Nasdaq Capital Market requires, among other things, that a listed company’s common stock maintain a minimum bid price of at least $1.00 per share.

Any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the reverse split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq for the ten days preceding the Effective Time.

About Safe and Green Development Corporation

Safe and Green Development Corporation is a real estate development company. Formed in 2021, it focuses on the development of sites using purpose-built, prefabricated modules built from both wood and steel. The thesis of development is to build strong, innovative and green, single or multifamily projects across all income and asset classes. Additionally, a majority owned subsidiary of SG DevCo, Majestic World Holdings LLC, is a prop-tech company that has created a real estate AI Platform. The Platform aims to decentralize the real estate marketplace, creating an all-in-one solution that brings banks, institutions, home builders, clients, agents, vendors, gig workers, and insurers into a seamlessly integrated and structured AI-driven environment. MyVONIA Innovations LLC, a wholly own subsidiary, is the owner of MyVONIA which is an AI-powered personal assistant designed to help simplify daily tasks and improve productivity for individuals and businesses. MyVONIA aims to assist with managing both personal and professional tasks.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include, among others, statements regarding the expected trading of the Company’s Common Stock on a reverse split-adjusted basis on October 8, 2024, the reverse split allowing the Company to regain compliance with Nasdaq’s minimum bid price requirement, and the Company’s acquisition of, and investment in, properties nationally that will be developed in the future into green single or multi-family projects.

These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors the Company believes are appropriate in the circumstances. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to effect the reverse split on October 8, 2024 and derive the anticipated benefits from the reverse split, the Company’s ability to regain and maintain compliance with the Nasdaq’s minimum bid price; the Company’s ability to complete joint venture projects as planned; the Company’s ability to create an all-in-one solution that brings banks, institutions, home builders, clients, agents, vendors, gig workers, and insurers into a seamlessly integrated and structured AI-driven environment; the Company’s ability to obtain the capital necessary to fund its activities; the Company’s ability to monetize its real estate holdings, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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